UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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LNB Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LNB BANCORP, INC.
SUPPLEMENT TO PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
to be held on
APRIL 29, 2014

To the Shareholders of LNB Bancorp, Inc.:

This supplement to proxy statement (the “Supplement”), supplements the proxy statement dated March 11, 2014 (the “Proxy Statement”) previously made available to shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) of LNB Bancorp, Inc. (“LNB” or the “Corporation”), to be held on Tuesday, April 29, 2014.

On March 24, 2014, Jeffrey F. Riddell informed LNB that he would retire and resign as a member of the Board of Directors of the Corporation, which resignation was effective March 25, 2014, in order to devote more time to personal matters and other business endeavors.

On March 25, 2014, in connection with Mr. Riddell’s resignation, the Board of Directors of the Corporation, pursuant to its authority under the LNB’s Code of Regulations, reduced the size of the Board of Directors to eleven (11) members, effective immediately.

Accordingly, this Supplement amends the Proxy Statement as follows:

●
Mr. Riddell is no longer a Class II Director of LNB, as was referenced on page 6 of the Proxy Statement. Effective as of Mr. Riddell’s resignation, the size of the Board of Directors is fixed at eleven (11) members.

●
Mr. Riddell is no longer a member of LNB’s Governance Committee or Executive Committee, as was referenced on pages 14 and 15 of the Proxy Statement. The Board of Directors will appoint new committee members and a new Chairman of the Governance Committee following the 2014 Annual Meeting.

Except as amended by this Supplement, all information set forth in the Proxy Statement remains unchanged. Please also note that this Supplement does not change the proposals to be acted upon at the 2014 Annual Meeting, which are described in the Proxy Statement.

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Dated:   March 27, 2014